Exhibit 99.1

TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 •
www.teletech.com

Investor Contact:	Media Contact:
Karen Breen	Paul Kranhold
303-397-8592	415-618-8750
Jennifer Martin	pk@sardverb.com
303-397-8634
TeleTech Audit Committee Completes Review of Equity-Based Compensation Practices
Englewood, Colo., February 20, 2008 – TeleTech Holdings, Inc. (NASDAQ: TTEC) today said that its Audit Committee has completed its review of historical equity-based compensation practices.
The Audit Committee initiated the review in September 2007 upon management’s recommendation immediately following the discovery by the Company’s legal department of errors in certain equity compensation awards (the “Review”). Although the Review concluded that there was no willful misconduct and no evidence of improper conduct by any current member of senior management (including the Chairman and Chief Executive Officer and the Vice Chairman), the Audit Committee did make certain findings and recommendations, which are described in more detail in the current report on Form 8-K filed today with the Securities and Exchange Commission.
In connection with the Review, the Company’s Audit Committee, with the assistance of independent legal counsel and forensic accounting experts, reviewed approximately 4,246 equity based awards to individuals during the period from the Company’s IPO in 1996 through August 2007. The Audit Committee and outside consultants have reviewed hundreds of thousands of documents and electronic records and conducted 33 interviews with current and former employees, officers and directors.
The findings include:
•	There was no willful misconduct in connection with the Company’s equity compensation granting practices.

•	There was no evidence of improper conduct by the current Chairman and Chief Executive Officer, the current Vice Chairman, any other current member of senior management, any past or present member of the Compensation Committee, or any other outside director.

•	There was no regular or systematic practice of using hindsight to select grant dates and no pattern of hitting “lows.”
“As a result of the comprehensive review of our historical equity-based compensation practices, it appears that most of the errors in the granting process occurred prior to 2002 and that these errors did not result from willful misconduct,” said Kenneth Tuchman, chairman and chief executive officer. “Our Board and management are committed to transparency and compliance. We believe that implementing “best practices” in equity compensation and corporate governance processes will address the errors that led to these accounting issues.”
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ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 26-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 300 business process outsourcing programs serving more than 100 global clients in the automotive, communications, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by more than 55,000 employees utilizing some 40,000 workstations across 90 delivery centers in 19 countries.
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or comparable words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. Important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements, include but are not limited to the following: all reported results are presented without taking into account any adjustments that may be required in connection with the ongoing review of TeleTech’s accounting for equity-based compensation plans and should be considered preliminary until TeleTech files its Form 10-K for the fiscal year ended December 31, 2007; the effect of TeleTech’s failure to timely file all of its required reports under the Securities and Exchange Act of 1934, including the potential of a default under its credit facility; our ability to meet the requirements of the NASDAQ Stock Market for continued listing of our shares; the pending decision of the NASDAQ Listing Qualifications Panel regarding continued listing of TeleTech’s common shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; negative tax or other implications for TeleTech resulting from any accounting adjustments or other factors; our belief that we are continuing to see strong demand for our services; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients in order to achieve our Business Outlook; estimated revenue from new, renewed, and expanded client business as volumes may not materialize as forecasted or be sufficient to achieve our Business Outlook; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO and customer management markets, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to execute our growth plans, including sales of new services; our ability to achieve our year-end 2007 and 2008 financial goals, including those set forth in our Business Outlook; risks associated with attracting and retaining cost-effective labor at our delivery centers; the possibility of additional asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; our ability to find cost effective delivery locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, pandemic or terrorist-related events; economic or political changes affecting the countries in which we operate; achieving continued profit improvement in our International BPO operations; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that impacts the BPO and customer management industry.
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